                                                                    Exhibit 23.2








                       Consent of Independent Accountants










The Board of Directors
VirtualFund.com, Inc.:




We consent to incorporation by reference in the registration statements (No. 33-52916 and No. 33-11157) on Form S-8 of VirtualFund.com, Inc. of our report dated September 19, 2000, with respect to the consolidated balance sheet of VirtualFund.com, Inc. and subsidiaries as of June 30, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the fiscal year then ended, which report appears in the June 30, 2000, annual report on Form 10-K of VirtualFund.com, Inc.





/s/ KPMG LLP




Minneapolis, Minnesota
October 12, 2000